As filed with the Securities and Exchange Commission on March 29, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTRAL GARDEN & PET COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	68-0275553
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1340 Treat Blvd., Suite 600, Walnut Creek, California 94597

(Address of Principal Executive Offices)

Central Garden & Pet Company

2003 Omnibus Equity Incentive Plan

1993 Omnibus Equity Incentive Plan

Nonemployee Director Equity Incentive Plan

Investment Growth Plan

(Full Title of the Plans)

Glenn W. Novotny

Chief Executive Officer, President and Director

Central Garden & Pet Company

1340 Treat Blvd., Suite 600, Walnut Creek, California 94597

(925) 948-4000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

John F. Seegal

Brett Cooper

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94105-2669

(415) 773-5700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
2003 Omnibus Equity Incentive Plan Class A Common Stock, par value $.01 per share	9,728,024 shares	$14.685	$142,856,034	$4,385.68
1993 Omnibus Equity Incentive Plan Class A Common Stock, par value $.01 per share	422,000 shares	$14.685	$6,197,070	$190.25
Nonemployee Director Equity Incentive Plan Class A Common Stock, par value $.01 per share	187,056 shares	$14.685	$2,746,917	$84.33
Investment Growth Plan Class A Common Stock, par value $.01 per share	1,000,000 shares	$14.685	$14,685,000	$450.83
Total	11,337,080 shares	$14.685	$166,485,021	$5,111.09

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	This Registration Statement shall also cover any additional shares of Class A Common Stock which become issuable under the above employee benefit plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.
(3)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $14.69 per share, the average of the high ($14.90) and low ($14.47) sale prices of the Class A Common Stock on the Nasdaq Global Select Market on March 27, 2007.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

PART I

Item 1.	Plan Information *

Item 2.	Registrant Information and Employee Plan Annual Information *

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”), and the Note to Part I of Form S-8 with respect to all plans listed on the cover hereof.

PART II

Item 3.	Incorporation of Certain Documents by Reference

Central Garden & Pet Company (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 (File No. 000-20242) filed with the Commission on December 14, 2006;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2006 (File No. 000-20242) filed with the Commission on February 8, 2007;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on December 7, 2006, January 9, 2007 and January 22, 2007 (File No. 000-20242) and filed on February 7, 2007, February 20, 2007 and March 20, 2007 (File No. 001-33268) (except for any portion of such reports that are deemed “furnished” rather than “filed”);

(d)	All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Registrant’s latest annual report; and

(e)	The description of the Registrant’s Class A Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on January 24, 2007, including any amendment or report filed for the purpose of updating such information.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities

Inapplicable.

Item 5.	Interests of Named Experts and Counsel

Inapplicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant’s Fourth Amended and Restated Certificate of Incorporation and By-Laws provide that its directors will not be liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty, to the fullest extent permitted by law. This provision is intended to allow the Registrant’s directors the benefit of the Delaware Law which provides that directors of Delaware corporations may be relieved of monetary liability for breaches of their fiduciary duty of care except under certain circumstances, including breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or known violation of law or any transaction from which the director derived an improper personal benefit.

The Registrant has entered into separate indemnification agreements with each of its directors and executive officers, whereby the Registrant agrees, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available at reasonable terms. The Registrant currently maintains liability insurance for officers and directors.

Item 7.	Exemption From Registration Claimed

Inapplicable.

Item 8.	Exhibits

Exhibit Number	Name

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP is included in Exhibit 5.1 to this Registration Statement.

24	Powers of Attorney included on signature page of this Registration Statement.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California on the 29th day of March, 2007.

CENTRAL GARDEN & PET COMPANY
(Registrant)

By:	/s/ Glenn W. Novotny
Glenn W. Novotny
Chief Executive Officer, President and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Brown, Glenn W. Novotny and Stuart W. Booth, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Glenn W. Novotny	Chief Executive Officer, President and Director (Principal Executive Officer)	March 29, 2007
Glenn W. Novotny

/s/ Stuart W. Booth	Executive Vice President, Chief	March 29, 2007
Stuart W. Booth	Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ John B. Balousek	Director	March 29, 2007
John B. Balousek

Signature	Title	Date
/s/ William E. Brown	Chairman	March 29, 2007
William E. Brown

/s/ David N. Chichester	Director	March 18, 2007
David N. Chichester

/s/ Brooks M. Pennington	Director	March 18, 2007
Brooks M. Pennington, III

/s/ Alfred A. Piergallini	Director	March 16, 2007
Alfred A. Piergallini

/s/ Bruce A. Westphal	Director	March 29, 2007
Bruce A. Westphal

PLAN SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other persons who administer the employee benefit plan named below) has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, state of California on March 29, 2007.

CENTRAL GARDEN & PET COMPANY INVESTMENT GROWTH PLAN

By:	/s/ Stanley L. Bulger
Stanley L. Bulger
Director – Human Resources

EXHIBIT INDEX

Exhibit Number	Name
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP is included in Exhibit 5.1 to this Registration Statement.

24	Powers of Attorney included on signature page of this Registration Statement.